EXHIBIT 99.2
Subject: Thank you
Dear Philippe,

We appreciate you taking the time today to discuss this rather complicated situation.  We are grateful that you now have a full appreciation of the position that we face.  We remain desirous of discussing a combination with you—with the ever present goal of certainty for our shareholders at top of mind, while also keeping in mind the potential penalties of non-completion.

We understand that you do not wish to accept the risks we face should we not complete the e-Transactions acquisition and financing from Francisco Partners. Unless we can find an acceptable solution to your concern our intent is to sign the Thales e-Transactions acquisition tomorrow.
While not taking the options we discussed off the table and with a view to continuing discussions with you, here is an alternative option. We will accept your form of confidentiality agreement, with only modest changes.  To this end, we would not ask for the indemnity that has been a stumbling block for you, and would simply want you to acknowledge our obligations to the e-Transactions deal, as well as the related financing and the recognition we will complete this transaction.

If you are prepared to go forward on this basis, please let me know and we will have our counsel prepare a mark up. Please do not hesitate to call me.

Thanks,

Norman